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As filed with the Securities and Exchange Commission on November 7, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Immune Response Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0225679 (I.R.S. Employer Identification No.)
5935 Darwin Court Carlsbad, California (Address of Principal Executive Offices)	92008 (Zip Code)

THE IMMUNE REPONSE CORPORATION
INDIVIDUAL STOCK GRANT OUTSIDE OF A PLAN
(Full title of the plans)

Copy to:
MICHAEL L. JEUB	P. JOSEPH CAMPISI, JR.
Chief Financial Officer	Pillsbury Winthrop LLP
5935 Darwin Court	Fremont Street
Carlsbad, CA 92008	P.O. Box 7880
(760) 431-7080	San Francisco, CA 94120-7880
(Name, address and telephone number, including area code, of agent for service)	(415) 983-1000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.0025	250,000 shares	$1.40	$350,000	$32.20

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based upon the average of the high and low prices as reported on the Nasdaq Stock Market on October 30, 2002.

        The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* Not Applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

        The following documents filed by Registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

        (1)  Registrant's Annual Report on Form 10-K (File No. 0-18006) for the fiscal year ended December 31, 2001, which contains among other things, the consolidated financial statements of Registrant and certain supplementary data for the fiscal year ended December 31, 2001 together with the report therein of Arthur Andersen LLP, independent public accountants.

        (2)  Registrant's Quarterly Report on Form 10-Q (File No. 0-18006) for the quarter ended June 30, 2002

        (3)  The description of Registrant's Common Stock contained in Registrant's registration statement on Form 8-A, filed March 30, 1990.

        In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Certain legal matters with respect to the validity of securities offered hereby has been passed upon for us by Pillsbury Winthrop LLP. A partner of Pillsbury Winthrop LLP owns 1,106 shares of common stock and an option to acquire 5,000 shares of our common stock.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law, the "Delaware GCL", permits our board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of ours, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Delaware GCL provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

        Article VII of our Restated Certificate of Incorporation, as amended, and Article V of our Bylaws, provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by law. In addition, we have entered into separate indemnification agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        See Index to Exhibits.*

        *Arthur Andersen LLP, our former independent auditors, audited our consolidated financial statements for the year ended December 31, 2001, as set forth in their report. We have incorporated by reference our consolidated financial statements in this registration statement in reliance on Arthur Andersen LLP's report, given on their authority as experts in accounting and auditing. Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have not obtained their consent to do so in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report in this registration statement, you will not be able to recover against Arthur Andersen LLP under Section 11(a) of the Securities Act of 1933 for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP or in any financial data or information derived from such financial statements or for any omissions to state a material fact required to be stated therein.

Item 9. Undertakings.

        (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on November 7, 2002.

THE IMMUNE RESPONSE CORPORATION
By	/s/ MICHAEL L. JEUB Michael L. Jeub Chief Financial Officer and Vice President of Finance

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael L. Jeub and Dr. Ronald B. Moss, and each of them his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Name	Title	Date

/s/ DR. RONALD B. MOSS Dr. Ronald B. Moss	President	November 7, 2002
/s/ MICHAEL L. JEUB Michael L. Jeub	Chief Financial Officer and Vice President of Finance	November 7, 2002
/s/ JAMES B. GLAVIN James B. Glavin	Chairman of the Board	November 7, 2002
/s/ KEVIN B. KIMBERLIN Kevin B. Kimberlin	Director	November 7, 2002
/s/ JED B. TROSPER Jed B. Trosper	Director	November 7, 2002
/s/ DENNIS J. CARLO Dennis J. Carlo	Director	November 7, 2002

INDEX TO EXHIBITS

Number	Exhibit
5.1	Opinion of Pillsbury Winthrop LLP
10.1	Consulting Services Agreement, by and between the Company and Steve Antebi, effective as of September 27, 2002
23.1	Consent of Arthur Andersen LLP, Independent Auditors (omitted pursuant to Rule 437a)
23.2	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see page 6).

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS